Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 29, 2009, relating to the financial statements and financial highlights which appears in the March 31, 2009 Annual Report to Shareholders of Value Line Asset Allocation Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Investment Advisory and Other Services” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
July 28, 2009